

NUMBER ***0***

SHARES ***000***

See Reverse for Certain Definitions

Incorporated under the Laws of the State of Delaware

RCS CAPITAL CORPORATION

CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE

THIS CORPORATION WILL FURNISH TO ANY STOCKHOLDER, UPON REQUEST AND WITHOUT CHARGE, A FULL STATEMENT OF THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES AND LIMITATIONS OF THE SHARES OF EACH CLASS AUTHORIZED TO BE ISSUED

This is to Certify that **S P E C I M E N** is the owner of

_______________ *fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.*

Witness, *the seal of the Corporation and the Signatures of its duly authorized officers.*

Dated

_______________ _______________

CORPKIT, NEW YORK